Exhibit 10.5

STOCKHOLDERS AGREEMENT

     This Stockholders Agreement is made as of February 28, 2005, (this “Agreement”), by and among NationsHealth, Inc., a Delaware corporation (the “Company”), RGGPLS Holding, Inc., a Florida corporation (“RGGPLS”), GRH Holdings, L.L.C., a Florida limited liability company (“GRH”), MHR Capital Partners LP (“Capital Partners”), OTQ LLC (“OTQ”) and MHR Capital Partners (100) LP (“Capital Partners 100,” and together with Capital Partners and OTQ, the “Holders”).

     WHEREAS, the Company and the Holders have entered into the Investment Unit Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Holders purchased in the aggregate, 15,000 Units, consisting in the aggregate of (x) $15,000,000 in principal amount of Notes and (y) 1,785,714 shares of Common Stock (as defined below). All capitalized terms not defined herein shall have the meanings as set forth in the Purchase Agreement

     WHEREAS, the Company, RGGPLS and the Holders desire to make certain covenants and agreements set forth herein with respect to the voting of certain shares of Common Stock held by the Holders and certain other matters.

     NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

     SECTION 1.01 Definition of Certain Terms Used Herein. As used herein, the following terms shall have meanings specified below:

          “Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person. For the purposes of this definition, “control” when used with respect to any particular person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Affiliate Shares” shall mean the lesser of (i) such number of shares of Common Stock, which were Capital Partners Shares, OTQ Shares or Capital Partners 100 Shares at any time prior to the Transfer thereof, which were Transferred in one or more transactions, among MHR and its Affiliates, and that are after the Transfer thereof directly beneficially owned by either MHR or any of its Affiliates (other than Capital Partners, OTQ or Capital Partners 100)(each an “Affiliate Transferee”), and (ii) all shares of Common Stock directly beneficially owned by such Affiliate Transferee at any time after the Transfer of such Capital Partners Shares, OTQ Shares or Capital Partners 100 Shares to such Affiliate Transferee. For avoidance of doubt, no shares of Common Stock shall be deemed to be Affiliate Shares unless and until such shares cease to be either Capital Partners Shares, OTQ Shares or Capital Partners 100 Shares.

          “beneficial owner” shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

          “Board of Directors” shall mean the Board of Directors of the Company.

          “Capital Partners Shares” shall mean the lesser of (i) 900,027 shares of Common Stock directly beneficially owned by Capital Partners and (ii) all shares of Common Stock directly beneficially owned by Capital Partners.

          “Capital Partners 100 Shares” shall mean the lesser of (i) 120,211 shares of Common Stock directly beneficially owned by Capital Partners 100 and (ii) all shares of Common Stock directly beneficially owned by Capital Partners 100.

          “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

          “directors” shall mean members of the Board of Directors.

          “DGCL” shall mean the Delaware General Corporation Law, as amended.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          “Holder” shall mean each Holder listed on the signature page hereto. If a Holder Transfers any shares of Common Stock to an Affiliate, such Affiliate will be deemed to be a Holder for purposes of this Agreement with respect to the shares of Common Stock so Transferred.

          “OTQ Shares” shall mean the lesser of (i) 765,476 shares of Common Stock directly beneficially owned by OTQ and (ii) all shares of Common Stock directly beneficially owned by OTQ.

          “Other Matter” shall mean any matter (including the election of directors to the Board of Directors) brought before a Stockholders Meeting and proposed or sponsored by a person other than RGGPLS, to be acted upon by the stockholders of the Company.

          “MHR” shall mean MHR Fund Management LLC, its Affiliates and any Person, directly or indirectly, managed or controlled by MHR Fund Management LLC or its Affiliates, including without limitation, Capital Partners, OTQ and Capital Partners 100.

          “Notes” shall mean the 7 3/4% Convertible Secured Notes purchased pursuant to the Investment Agreement.

          “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, or any other entity of whatever nature.

          “RGGPLS Director” shall mean any RGGPLS Nominee who is elected to the Board of Directors.

          “RGGPLS Matter” shall mean any matter brought before a Stockholders Meeting and proposed or sponsored by RGGPLS to be acted upon by the stockholders of the Company at such Stockholders Meeting.

          “RGGPLS Nominee” shall mean any person nominated by RGGPLS for election as a director to the Board of Directors.

          “Stockholders Meeting” shall mean (i) any annual or special meeting of the stockholders of the Company or (ii) any action by written consent of the stockholders of the Company.

          “Transfer” shall mean the direct or indirect offer, sale, donation, assignment (as collateral or otherwise), pledge, hypothecation, encumbrance, transfer or disposition of any security or an agreement to do any of the foregoing.

     SECTION 1.02 Usage. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles, Sections and Schedules of or to this Agreement, unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, regardless of whether such phrase so appears.

ARTICLE II

Representations and Warranties

     SECTION 2.01 Representations and Warranties of the Company. The Company hereby represents and warrants to each other party as follows: (i) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to carry out the provisions hereof and to perform its obligations hereunder; (ii) the execution, delivery and performance by the Company of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     SECTION 2.02 Representations and Warranties of the Stockholders. Each of RGGPLS and GRH and each Holder, hereby represents and warrants to each other party as follows: (i) the execution, delivery and performance by such person of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such person; and (ii) this Agreement has been duly and validly executed and delivered by such person and constitutes the legal, valid and binding obligation of such person, enforceable against it in accordance with its terms.

ARTICLE III

Voting

     SECTION 3.01 Agreement to Vote. Subject to Section 3.03(c), at each and every Stockholders Meeting, each of the Holders hereby agrees (x) if any annual or special meeting of the stockholders of the Company is held, to appear at such meeting or otherwise cause any Affiliate Shares, Capital Partners Shares, OTQ Shares or Capital Partners 100 Shares owned by such Holder to be counted as present thereat for purposes of establishing a quorum, and (y) to vote or to act by written consent with respect to (or cause to be voted or acted upon by written consent), all Affiliate Shares, Capital Partners Shares, OTQ Shares and Capital Partners 100 Shares, owned by such Holder, in each case:

     (A) In favor of:

(i)	All of the RGGPLS Nominees (if directors are to be elected at such Stockholders Meeting);

(ii)	Any RGGPLS Matter; and/or

(iii)	Any Other Matter, only if RGGPLS directs (by written notice) the Holder to vote in favor of such Other Matter; and

     (B) Against:

(i)	The election of any person or persons nominated in opposition to the RGGPLS Nominees (if directors are to be elected at such Stockholders Meeting);

(ii)	Any matter brought before such Stockholders Meeting to be acted upon by the stockholders of the Company that is in opposition to an RGGPLS Matter; and/or

(iii)	Any Other Matter, only if RGGPLS directs (by written notice) the Holder to vote against such Other Matter.

For the avoidance of doubt, it is agreed by the parties hereto that the aggregate number of Affiliate Shares, Capital Partners Shares, OTQ Shares and Capital Partners 100 Shares shall not exceed 1,785,714 shares of Common Stock (subject to adjustment from time to time to reflect any stock dividends, stock splits, stock issuances, reverse stock splits, combinations, recapitalizations, reclassifications, mergers, consolidations or other similar transactions).

     SECTION 3.02 Grant of Irrevocable Proxy. Subject to Section 3.03(c), each Holder hereby irrevocably grants to and appoints RGGPLS (and any executive officer of RGGPLS or each of them individually), the Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Holder, to vote, act by written consent or grant a consent, proxy or approval in respect of such shares of Common Stock with respect to such vote or action by written consent exclusively as agreed by the Holder in this Agreement, in the event that the Holder shall fail at any time to vote or act by written consent with respect to any Affiliate Shares, Capital Partners Shares, OTQ Shares or Capital Partners 100 Shares as agreed by the Holders in this Agreement. Each Holder hereby affirms that any such irrevocable proxy set forth in this Section 3.02 is given to secure the performance of obligations of the Holder under this Agreement. Each Holder hereby further affirms that any such proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest, in accordance with Section 212(e) of the DGCL. Each Holder agrees to execute and deliver any further powers of attorney, consents, proxies or other agreements necessary or appropriate to give effect to this Section 3.02.

     SECTION 3.03 Board of Directors.

     (a) From and after the effectiveness of this Agreement and until the provisions of this Section 3.03 cease to be effective pursuant to Section 3.03(b), each of the Company, RGGPLS and GRH shall vote all of his, her or its Common Stock over which such person has voting control and any other voting securities of the Company over which such person has voting control at any Stockholders Meeting and shall take all other necessary or desirable actions within his, her or its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and Stockholders Meetings), to cause (i) the nomination and the election of one Person designated by MHR as a director (the “MHR Director”) and provide that MHR shall have the right to designate one Person to be a representative who shall be permitted to attend all meetings of the Board of Directors, including all committees thereof, solely in a non-voting capacity (an “MHR Observer”); provided, however, at the sole discretion of MHR, MHR may choose not to designate anyone to be an MHR Director in which case it shall be entitled to select two MHR Observers and (ii) the authorized size of the Board of Directors to be sufficient to satisfy MHR’s right to designate an MHR Director or one or more MHR Observers, as the case may be, including, without limitation, by way of resolution of the Board of Directors or amendment to the certificate of incorporation or by-laws of the Company. MHR shall have the right to remove and replace any MHR Director or MHR Observer in its sole discretion, with or without cause. Any Person designated by MHR as an MHR Director or MHR Observer shall be subject to the written approval of the Company, which approval shall not be unreasonably withheld, prior to such person being able to serve on or observe the Board of Directors; provided, however, that the Company hereby approves each of Mark H. Rachesky and Emily Fine to serve on or observe the Board of Directors.

     (b) The provisions of this Section 3.03 shall remain in full force and effect so long as: (i) MHR beneficially owns at least $5,000,000 in principal amount of the Notes or (ii) MHR beneficially owns at least 1,000,000 shares of Common Stock.

     (c) The parties agree that the Holders shall have no obligations under Section 3.01 and Section 3.02, and the proxy granted under Section 3.02 shall become null and void and have no further force and effect, at any time following a breach of this Agreement by RGGPLS or GRH which results in the persons designated by MHR not being nominated and elected as an MHR Director (as defined below) and/or not being allowed to attend and participate in all meetings of the Board of Directors as an MHR Observer (as defined below) pursuant to this Section 3.03.

     SECTION 3.04 Certain Actions. Each Holder and each of the Company, RGGPLS, GRH agrees that it will, and will cause its subsidiaries and Affiliates to, take all action as a stockholder of the Company or as is otherwise within its control as are necessary to give effect to the provisions of this Agreement and to perform, pay and satisfy all of their respective obligations and liabilities hereunder as and when due.

ARTICLE IV

Covenants

     SECTION 4.01 Transfer of Common Shares to Affiliates. Each of the Holders hereby agrees that it will not Transfer any Common Shares to an Affiliate unless such Affiliate agrees to be bound by the terms of this Agreement pursuant to the execution of a joinder agreement to this Agreement. Notwithstanding the foregoing, no third party that is not an Affiliate of the Holder shall have any obligations hereunder with respect to any shares of Common Stock which are Transferred by the Holder to such third party, it being understood that the Holders are not restricted in anyway in the Transfer of shares of Common Stock by virtue of this Agreement, except in connection with Transfers to Affiliates to the extent set forth in the preceding sentence.

ARTICLE V

Term of Agreement

     SECTION 5.01 Term of Agreement. This Agreement shall terminate with respect to each Holder, when such Holder no longer owns any shares of Common Stock. This Agreement may also be terminated with the written consent of each of RGGPLS, GRH, the Company and each of the Holders.

ARTICLE VI

Miscellaneous Provisions

     SECTION 6.01 Specific Performance. The parties hereto hereby declare that irreparable damage would occur as a result of the failure of any party hereto to perform any of its obligations under this Agreement in accordance with the specific terms hereof. Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law. The right to specific performance should be in addition to any other remedy to which a party hereto may be entitled at law or in equity.

     SECTION 6.02 Conflicts and Inconsistent Agreements. Each of the Holders, and each of RGGPLS, GRH and the Company shall take all action necessary, including but not limited to the voting of capital stock of the Company, to ensure that the certificate of incorporation and by-laws of the Company and the certificates of incorporation and by-laws or other governing documents of the Company’s subsidiaries are consistent with, and do not conflict with, the terms of this Agreement, including, without limitation, to the extent necessary, increasing the authorized size of the Board of Directors. Neither the Company nor any Holder shall enter into any agreement inconsistent with the terms of this Agreement.

     SECTION 6.03 Complete Agreement. This Agreement and, with respect to all parties other than GRH and RGGPLS, the Purchase Agreement and the Notes constitutes the entire agreement and understanding among the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings among the parties hereto with respect to the matters referred to herein.

     SECTION 6.04 Amendment. This Agreement may not be amended, modified or supplemented, and no waivers of or consents to departures from the provisions hereof may be given, unless consented to in writing by the Company, RGGPLS, GRH and each of the Holders.

     SECTION 6.05 Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided that the obligations of Capital Partners, OTQ and Capital Partners 100 hereunder must be assigned in connection with any Transfer to any of their Affiliates in accordance with Section 4.01 and provided that, without the consent of the Holders, this Agreement and the rights, interests and obligations of RGGPLS hereunder can be assigned to the surviving entity in a reorganization or recapitalization of RGGPLS, including without limitation, by way of merger or consolidation with or into another person or entity, if the percentage interest of the members or stockholders, as the case may be, in the equity interests of the surviving entity following consummation of such transaction is substantially the same (on a relative basis) as each such stockholder’s percentage interest in RGGPLS immediately prior to the consummation of such transaction. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     SECTION 6.06 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and expenses, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

     SECTION 6.07 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address, telephone number and fax number as a party shall notify each other party hereto):

(i)	if to the Company:

NationsHealth, Inc. 13650 N.W. 8th St., Suite 109 Sunrise, FL 33325 Attention: Glenn M. Parker M.D., Fax number: (954) 903-5005 with a copy to:

McDermott, Will & Emery 201 S. Biscayne Blvd., Suite 2200 Miami, FL 33131 Attention: Ira J. Coleman, Esq. Fax number: (305) 347-6500

(ii)	if to RGGPLS:

RGGPLS Holdings, Inc. 13650 N.W. 8th St., Suite 107 Sunrise, Florida 33325 Attention: Glenn M. Parker M.D., Robert Gregg and Lewis Stone Fax number: (954) 903-5005 with a copy to:

McDermott, Will & Emery 201 S. Biscayne Blvd., Suite 2200 Miami, FL 33131 Attention: Ira J. Coleman, Esq. Fax number: (305) 347-6500

(iii)	if to GRH:

GRH Holdings, L.L.C. 6701 Nob Hill Road Tamarac, Florida 33321 Attention: Michael Gusky Fax number: (954) 718-3211 with a copy to:

Muller & Lebensburger 7385 Galloway Road, Suite 200 Miami, FL 33173 Attention: Charles E. Muller II Fax number: 305-670-6769

(iv)	if to the Holders to:

MHR Fund Management LLC 40 West 57th Street, 24th Floor, New York, NY 10019 Attention: Hal Goldstein and Emily Fine Fax number: (212) 262-9356 with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attention: Patricia M. Perez, Esq. Fax number: (212) 806-6006

     SECTION 6.08 Interpretation. The headings contained in this Agreement and in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

     SECTION 6.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     SECTION 6.10 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstance.

     SECTION 6.11 Governing Law. This Agreement and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to conflict of laws principles) except for any provisions of the Agreement and actions contemplated hereby that are within the scope of the Delaware General Corporation

Law, which provisions shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     SECTION 6.12 Submission to Jurisdiction. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the Superior Court or the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware or in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party waives personal service of any summons, compliant or other process and agrees that service thereof may be made by certified or registered mail directed to it at its address set forth in the books and records of the company. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 6.13 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.13.

     SECTION 6.14 No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power. The waiver by any party or parties hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

NATIONSHEALTH, INC.

By:	/s/ Glenn Parker

Name: Glenn Parker
Title:

RGGPLS HOLDING, INC.

By:	/s/ Lewis P. Stone

Name: Lewis Stone Title: Treasurer

GRH HOLDINGS, L.L.C.

By:	Viaura Holdings Ltd.

	By:	Viaura, Inc.

		By:	/s/ Michael Gusky

Name: Michael Gusky
Title: President

HOLDERS:

MHR CAPITAL PARTNERS LP
By:	MHR Advisors LLC, its general partner

By:	/s/ Hal Goldstein

Name: Hal Goldstein
Title: Authorized Signatory

OTQ LLC

By:	/s/ Hal Goldstein

Name: Hal Goldstein
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement]

MHR CAPITAL PARTNERS (100) LP
By:	MHR Advisors LLC, its general partner

By:	/s/ Hal Goldstein

Name: Hal Goldstein
Title: Authorized Signatory

[Signature Page to Registration Rights Agreement]